Exhibit 99.1

Intelsat Reports First Quarter 2008 Results

Revenue of $573 Million Advances 11 Percent as Compared to Prior Year Period

Pembroke, Bermuda, May 15, 2008

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today reported results for the three-month period ended March 31, 2008i.

Intelsat, Ltd. reported revenue of $572.7 million and a net loss of $412.7 million for the three months ended March 31, 2008, which included $313.1 million in restructuring and transaction costs incurred in connection with the February 4, 2008 acquisition (the “New Sponsors Acquisition”) of all of the equity ownership of its parent, Intelsat Holdings, Ltd., by Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited), an entity controlled by funds advised by BC Partners Holdings Ltd., Silver Lake Partners and certain other equity investors.

The company also reported Intelsat, Ltd. EBITDAii, or earnings before interest, taxes and depreciation and amortization, of $91.2 million, and Adjusted EBITDAii for Intelsat Jackson Holdings, Ltd. (“Intelsat Jackson”)iii of $456.7 million, or 80 percent of revenue, for the three months ended March 31, 2008.

Intelsat CEO Dave McGlade commented, “Intelsat delivered a strong first quarter. We achieved broad-based revenue growth, with increases reported by each of our three primary customer sectors, Media, Network Services and Government. The powerful forces of globalization, technology – including mobility, IP networks and high definition television – and deregulation continue to drive demand for our global communications infrastructure, as illustrated by our record contract backlog at quarter end of $8.3 billion.”

“Operationally, we are performing to our plan. Costs are in line with our objectives and margins are expanding, even as we invest in new service introductions to capitalize on mobility and broadband opportunities. We are building value through disciplined management of our fleet, optimizing existing transponder capacity and strategically replacing satellites. We are pleased with our first quarter results, and remain focused on the continued successful execution of our business strategy.”

Operational Highlights

•

Intelsat furthered its penetration of the global direct-to-home television platform sector, adding its 28th platform with the announcement of a multi-year, multi-transponder agreement with Colombia’s Elite Entertainment Television, S.A.

•

Intelsat’s leadership in the distribution of high definition video continued to grow, with over 75 channels now carried by the Intelsat system, primarily in North America and Europe. Rainbow Network Communications contracted to place its program bouquet, including AMC, The Independent Film Channel, and VOOM HD on Intelsat’s Galaxy fleet over North America.

•

Mobility applications continued to drive demand for Intelsat’s services. Panasonic announced the selection of Intelsat for its new in-flight passenger broadband service. The GlobalConnex Network Broadband service now supports over 75 private networks connecting thousands of remote locations.

•	Intelsat’s system average fill rate on its 2,197 station-kept transponders increased to 78 percent at March 31, 2008 as compared to 76 percent at December 31, 2007.

•

The Galaxy 18 satellite, the first of Intelsat’s planned 2008 satellite launches, is scheduled to launch on Sea Launch the week of May 18, 2008. The Galaxy 18 replaces Galaxy 10R at 123 degrees west, in the North American cable arc. Intelsat’s other four announced satellite programs are progressing as planned. The company confirmed that it expects 2008 capital expenditures to total between $460 million and $500 million.

Financial Results for the Three Months Ended March 31, 2008

Total revenue of $572.7 million increased by $54.4 million, or 11 percent, for the three months ended March 31, 2008 as compared to $518.2 million for the three months ended March 31, 2007. Growth trends included increased sales of transponder services and managed services to network services customers and customers of our Intelsat General government business. Favorable revenue trends also included strong renewals, expansions of existing contracts, new business and improved contract terms. All regions reported revenue increases, with North America, Europe, and Africa and the Middle East delivering the strongest gains.

Revenue trends by service type for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007 were as follows:

•

Transponder services revenue increased by $40.9 million to $437.5 million, due primarily to new business, service expansions and improved contract terms from network services customers for wireless, data and network infrastructure-related applications in Europe, North America and Africa; increased demand from direct-to-home and programmer media customers in Europe and North America; and increased demand from customers of Intelsat General in North America.

•

Managed services revenue increased by $15.5 million to $73.8 million, primarily driven by the growth of Internet-related and network broadband services sold to network services customers and increased sales of private line services to customers of our government business. Revenue for managed video services sold to media customers also increased as compared to the three months ended March 31, 2007.

•

Mobile satellite services and other revenue increased by $4.3 million to $24.0 million. The increase was primarily due to increased use of mobile satellite services by customers of Intelsat General and increased sales of professional services to satellite operators and other customers of our satellite-related services business.

•

Legacy channel services revenue declined by $6.2 million to $37.4 million. The decline in legacy channel services revenue reflected the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, a trend that we expect will continue, and the continued optimization of customer networks.

Total operating expenses for the three months ended March 31, 2008 increased by $349.0 million, or 102 percent, to $692.4 million as compared to $343.4 million for the same period in 2007, with the increase primarily due to a $308.3 million increase in restructuring and transaction costs in connection with the February 2008 New Sponsors Acquisition, and an increased loss on undesignated interest rate swaps of $41.1 million. Other changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

Direct costs of revenue increased by $1.1 million, or 1 percent, to $80.5 million for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007. The increase was due primarily to increased third-party cost of sales related to new business.

Selling, general and administrative expenses decreased by $13.7 million, or 22 percent, to $48.1 million for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007. The decrease was due primarily to:

•	decreased staff-related expenses due to lower headcount;

•	decreased bad debt expense due to improved collections; and

•	decreased professional fees due to heightened expenses incurred during the first quarter of 2007 to support our integration activities and other merger and acquisition activities.

Depreciation and amortization expense increased by $12.2 million, or 6 percent, to $207.8 million for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007. This increase was primarily due to:

•	increased depreciation and amortization expense of $9.4 million due to the increase in the fair value of our depreciable and amortizable assets upon the closing of the New Sponsors Acquisition; and

•	increased depreciation for the Galaxy 17 and Intelsat 11 satellites put into service in 2007; partially offset by

•	decreased depreciation expense due to certain satellites that became fully depreciated in 2007.

Interest expense, net increased by $24.0 million, or 9 percent, to $304.7 million for the three months ended March 31, 2008 as compared to $280.7 million for the three months ended March 31, 2007. The increase in interest expense was principally due to the incurrence or assumption of approximately $3.7 billion of additional indebtedness in connection with the New Sponsors Acquisition, along with the following:

•	decreased interest income due to lower interest rates and cash balances; partially offset by

•	decreased interest on capitalized performance incentives of $1.1 million; and

•	increased capitalized interest costs which reduce interest expense.

Additionally, non-cash interest expense of $18.0 million for the three months ended March 31, 2007 increased to $24.1 million for the three months ended March 31, 2008, reflecting the amortization of the deferred financing fees incurred as a result of new debt and the amortization and accretion of discounts and premiums recorded as a result of the fair value adjustments to the pre-existing debt. Also included within interest expense was approximately $28.3 million of additional interest due to the escalation of the applicable margin under the new Bridge Loan Credit Agreements of Intelsat Bermuda entered into on February 4, 2008.

EBITDA, Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA of $91.2 million, or 16 percent of revenue, for the three months ended March 31, 2008 reflected a decrease of $274.4 million from $365.6 million, or 71 percent of revenue, for the same period in 2007.

Intelsat Jackson Adjusted EBITDA increased by $66.6 million to $456.7 million, or 80 percent of revenue, for the three months ended March 31, 2008 from $390.1 million, or 75 percent of revenue, for the same period in 2007.

At March 31, 2008, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $8.3 billion. At December 31, 2007, Intelsat’s backlog was $8.2 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Type

By Customer Set

	Three Months Ended March 31,
	2007	2008
Network Services	47%	48%
Media	38%	36%
Government	13%	14%
Other	2%	2%

By Service Type

	Three Months Ended March 31,
	2007	2008
Transponder Services	77%	76%
Managed Services	11%	13%
Channel	8%	7%
Mobile Satellite Services/Other	4%	4%

Free Cash Flow from Operations and Capital Expenditures

Intelsat generated free cash flow from operationsii of $119.7 million during the three months ended March 31, 2008. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Payments for satellites and other property and equipment during the three months ended March 31, 2008 totaled $106.5 million.

In 2008 we expect to launch two satellites, Galaxy 18 and Galaxy 19, in May 2008 and the third quarter of 2008, respectively. Our remaining three satellites on order are expected to be launched in 2009. We expect our 2008 total capital expenditures to range from approximately $460 million to $500 million.

End Notes

i	For comparative purposes, we have combined the predecessor and successor entity periods (pre- and post-New Sponsors Acquisition on February 4, 2008) from January 1, 2008 to January 31, 2008 and February 1, 2008 to March 31, 2008 in our discussion above, as we believe this combination is useful to provide the reader a period-over-period comparison for purposes of understanding our operating results. We believe this combination of results facilitates an investor’s understanding of our results of operations for the combined three months ended March 31, 2008 compared to the three months ended March 31, 2007. This combination is not a measure in accordance with United States Generally accepted accounting procedures (“GAAP”) and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.

ii	In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. All combined period results, EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Intelsat Jackson Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indentures governing senior notes originally issued by Intelsat (Bermuda), Ltd., or Intelsat Bermuda, on July 3, 2006 (the “2006 Notes”). Historically, we referred to this measure as Intelsat Bermuda Adjusted EBITDA. In connection with the consummation of the New Sponsors Acquisition on February 4, 2008, certain assets and liabilities of Intelsat Bermuda, including the 2006 Notes, were assigned to Intelsat Jackson. As a result, Intelsat Bermuda Adjusted EBITDA will be referred to as Intelsat Jackson Adjusted EBITDA in this release and our future releases. The 2006 Notes were the obligations of Intelsat Jackson at March 31, 2008. Please see the reconciliations of Intelsat Jackson Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial statements below.

iii	Intelsat Jackson and its subsidiaries include all the entities that conduct the company’s operations.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. ET on May 15, 2008 to discuss the company’s financial results for the first quarter of 2008. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors.

To participate on the live call, United States-based participants should call (800) 322-5044. Non-U.S. participants should call +1 (617) 614-4927. The participant pass code is 56389425. Participants will have access to a replay of the conference call through Thursday, May 22, 2008. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 89300562.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for advanced transmissions of video, data and voice services. With the globalization of content, broadband, telecom, HD and IPTV fueling next-generation growth, the ever-expanding universe of satellite communications is the cornerstone of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact:

Dianne VanBeber

Vice President, Investor Relations and Corporate Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. In connection with the recently completed New Sponsors Acquisition, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: our substantial level of indebtedness following completion of the New Sponsors Acquisition; certain covenants in our debt agreements following completion of the New Sponsors Acquisition; the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments; and risks that the New Sponsors Acquisition disrupts our current plans and operations and the potential difficulties in employee retention, including key members of our senior management, as a result of the transaction. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2007 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Three Months Ended March 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to March 31, 2008	Three Months Ended March 31, 2008
Revenue	$518,237	$190,261	$382,417	$572,678
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	79,369	25,683	54,796	80,479
Selling, general and administrative	61,809	18,485	29,575	48,060
Depreciation and amortization	195,604	64,157	143,679	207,836
Restructuring and transaction costs	4,827	313,102	—	313,102
Loss on undesignated interest rate swaps	1,832	11,431	31,520	42,951

Total operating expenses	343,441	432,858	259,570	692,428

Income (loss) from operations	174,796	(242,597)	122,847	(119,750)
Interest expense, net	280,671	80,275	224,410	304,685
Other income (expense), net	(4,835)	535	2,544	3,079

Loss before income taxes	(110,710)	(322,337)	(99,019)	(421,356)
Provision for (benefit from) income taxes	4,362	(10,476)	1,808	(8,668)

Net loss	$(115,072)	$(311,861)	$(100,827)	$(412,688)

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Predecessor Entity
	Three Months Ended March 31, 2007	Combined Three Months Ended March 31, 2008
Net loss	$(115,072)	$(412,688)
Add:
Interest expense, net	280,671	304,685
Provision for (benefit from) income taxes	4,362	(8,668)
Depreciation and amortization	195,604	207,836

EBITDA	$365,565	$91,165

EBITDA margin	71%	16%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenues. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT JACKSON ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

		Combined
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2008
Reconciliation of net cash provided by operating activities to net loss:
Net cash provided by operating activities	$112,199	$226,197
Depreciation and amortization	(195,604)	(207,836)
Provision for doubtful accounts	(4,741)	460
Foreign currency transaction gain (loss)	(36)	997
Gain on disposal of assets	360	—
Share-based compensation expense	(1,262)	(198,605)
Compensation cost paid by parent	(288)	—
Deferred income taxes	—	19,356
Amortization and write-off of bond discount and issuance costs	(46,023)	(24,114)
Share in losses of affiliates	(7,378)	—
Loss on undesignated interest rate swaps	(4,173)	(43,565)
Loss on prepayment of debt and other non-cash items	(10,542)	(134)
Changes in assets and liabilities, net of effects of acquisition	42,416	(185,444)

Intelsat, Ltd. net loss	(115,072)	(412,688)

Add (Subtract):
Interest expense, net	280,671	304,685
Provision for (benefit from) income taxes	4,362	(8,668)
Depreciation and amortization	195,604	207,836

Intelsat, Ltd. EBITDA	365,565	91,169

Add (Subtract):
Parent and intercompany expenses, net	3,694	3,471
Compensation and benefits	1,869	2,699
Restructuring and transaction costs	4,827	313,102
Acquisition related expenses	6,125	3,305
Equity investment (gains) losses	7,378	(105)
Loss on undesignated interest rate swaps	1,832	42,951
Non-recurring and other non-cash items	2,928	3,111
Satellite performance incentives	(4,087)	(2,971)

Intelsat Jackson Adjusted EBITDA	390,131	456,728

Intelsat Jackson Adjusted EBITDA Margin	75%	80%
Add (Subtract):
Intelsat Corp Adjusted EBITDA	(165,553)	(216,441)
Parent and Intercompany expenses	343	100
Non-recurring intercompany expense	—	34,991
Satellite performance incentives	4,087	2,971

Sub Holdco Adjusted EBITDA	$229,008	$278,349

Note:

Intelsat calculates a measure called Intelsat Jackson Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indentures governing senior notes originally issued by Intelsat Bermuda on July 3, 2006 (the “2006 Notes”). Historically, we referred to this measure as Intelsat Bermuda Adjusted EBITDA. In connection with the consummation of the New Sponsors Acquisition on February 4, 2008, certain assets and liabilities of Intelsat Bermuda, including the 2006 Notes, were assigned to Intelsat Jackson. As a result, Intelsat Bermuda Adjusted EBITDA will be referred to as Intelsat Jackson Adjusted EBITDA in this release and our future releases. The 2006 Notes were the obligations of Intelsat Jackson at March 31, 2008. Intelsat Jackson Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under these indentures as described in the table above. Intelsat Jackson Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. Intelsat Jackson Adjusted EBITDA is a material component of certain ratios used in these indentures, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. Intelsat Jackson Adjusted EBITDA Margin is defined as Intelsat Jackson Adjusted EBITDA divided by Intelsat Jackson total revenues.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”) dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

Intelsat Jackson Adjusted EBITDA, Sub Holdco Adjusted EBITDA and Intelsat Jackson Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, Intelsat Jackson Adjusted EBITDA or Intelsat Jackson Adjusted EBITDA Margin as alternatives to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	Predecessor Entity	Successor Entity
	As of December 31, 2007	As of March 31, 2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$426,569	$323,090
Receivables, net of allowance of $32,788 in 2007 and $31,635 in 2008	316,593	298,594
Deferred income taxes	44,944	45,752
Prepaid expenses and other current assets	63,139	79,842

Total current assets	851,245	747,278
Satellites and other property and equipment, net	4,586,348	5,522,587
Goodwill	3,900,193	6,723,307
Non-amortizable intangible assets	1,676,600	3,283,400
Amortizable intangible assets, net	691,490	1,242,682
Other assets	347,456	444,445

Total assets	$12,053,332	$17,963,699

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$139,613	$111,112
Taxes payable	984	—
Employee related liabilities	50,006	26,646
Customer advances for satellite construction	30,610	21,500
Accrued interest payable	176,597	266,300
Current portion of long-term debt	77,995	84,876
Deferred satellite performance incentives	24,926	24,975
Other current liabilities	117,994	118,799

Total current liabilities	618,725	654,208
Long-term debt, net of current portion	11,187,409	14,576,294
Deferred satellite performance incentives, net of current portion	124,331	128,472
Deferred revenue, net of current portion	167,693	162,236
Deferred income taxes	411,978	743,948
Accrued retirement benefits	82,340	126,713
Other long-term liabilities	183,240	217,316

Total liabilities	12,775,716	16,609,187

Shareholder’s equity (deficit):
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	35,091	1,455,451
Accumulated deficit	(763,561)	(100,827)
Accumulated other comprehensive income (loss)	6,074	(124)

Total shareholder’s equity (deficit)	(722,384)	1,354,512

Total liabilities and shareholder’s equity (deficit)	$12,053,332	$17,963,699

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Three Months Ended March 31, 2007	Period January 1 to January 31, 2008	Period February 1 to March 31, 2008	Three Months Ended March 31, 2008
Cash flows from operating activities:
Net loss	$(115,072)	$(311,861)	$(100,827)	$(412,688)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	195,604	64,157	143,679	207,836
Provision for doubtful accounts	4,741	3,922	(4,382)	(460)
Foreign currency transaction (gain) loss	36	(137)	(860)	(997)
Gain on disposal of assets	(360)	—	—	—
Share-based compensation expense	1,262	196,414	2,191	198,605
Compensation cost paid by parent	288	—	—	—
Deferred income taxes	—	(16,668)	(2,688)	(19,356)
Amortization and write-off of bond discount and issuance costs	46,023	6,494	17,620	24,114
Share in loss of affiliates	7,378	—	—	—
Loss on undesignated interest rate swaps	4,173	11,748	31,817	43,565
Loss on prepayment of debt and other non-cash items	10,542	108	26	134
Changes in operating assets and liabilities, net of effects of acquisition:
Receivables	(2,386)	358	18,101	18,459
Prepaid expenses and other assets	2,784	(25,270)	2,726	(22,544)
Accounts payable and accrued liabilities	(26,927)	70,704	87,916	158,620
Deferred revenue	(17,164)	14,342	12,114	26,456
Accrued retirement benefits	(484)	78	307	385
Other long-term liabilities	1,761	5,230	(1,162)	4,068

Net cash provided by operating activities	112,199	19,619	206,578	226,197

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(131,383)	(24,701)	(81,825)	(106,526)
Capital contribution to Horizons joint venture	—	—	(3,554)	(3,554)

Net cash used in investing activities	(131,383)	(24,701)	(85,379)	(110,080)

Cash flows from financing activities:
Repayments of long-term debt	(1,620,038)	(168,847)	(1,260,000)	(1,428,847)
Proceeds from issuance of long-term debt	1,595,000	—	—	—
Debt issuance costs	(28,924)	—	—	—
Proceeds from credit facility borrowings	—	150,000	—	150,000
Repayments of funding of capital expenditures by customer	(21,660)	—	(9,362)	(9,362)
Payment of premium on early retirement of debt	(10,000)	—	(38,473)	(38,473)
Principal payments on deferred satellite performance incentives	(3,212)	(1,333)	(3,650)	(4,983)
Principal payments on capital lease obligations	(2,024)	(2,124)	(2,131)	(4,255)

Net cash used in financing activities	(90,858)	(22,304)	(1,313,616)	(1,335,920)

Effect of exchange rate changes on cash and cash equivalents	(36)	137	860	997

Net change in cash and cash equivalents	(110,078)	(27,249)	(1,191,557)	(1,218,807)
Cash and cash equivalents, beginning of period	583,656	426,569	1,514,647	1,541,896

Cash and cash equivalents, end of period	$473,578	$399,320	$323,090	$323,089

Note: The increase in cash and cash equivalents between the predecessor entity ending balance and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

		Combined
	Three Months Ended March 31,	Three Months Ended March 31,
	2007	2008
	(in thousands)
Net cash provided by operating activities	$112,199	$226,197
Payments for satellites and other property and equipment (including capitalized interest)	(131,383)	(106,526)

Free cash flow from operations	$(19,184)	$119,671

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.